Pricing Supplement Dated September 22, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.25%

Effective Dates:	9-22-2008 through	9-28-2008